Exhibit 99.1

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Crocker Coulson, President
Tel: +1-650-281-8375	Tel: +1-646-213-1915
+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net	http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Raises $3.0 Million in Registered Direct Offering

KAIFENG, CHINA, December 28, 2009 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People’s Republic of China (the "PRC"), today announced that the Company has entered into a definitive agreement with a certain accredited investor to sell in a registered direct offering an aggregate of 333,334 shares of its common stock at a price of $9.00 per share for gross proceeds of approximately $3.0 million. The net proceeds of the financing will be used for the acquisition of an identified business target and for working capital. In addition, the Company will issue to the investor a warrant to purchase 50,000 shares of common stock, in the aggregate, at a price of $9.00 per share, exercisable for 30 days beginning on the date of the initial issuance of the warrant.

The transaction is expected to close on or about December 31, 2009, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News), acted as the exclusive placement agent in connection with the offering. The shares in this offering are being issued under a shelf registration statement declared effective by the Securities and Exchange Commission on December 14, 2009. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas 20th Floor, New York, NY 10020 or by calling (212)356-0502. An electronic copy of such prospectus is also available on the web site of the Securities and Exchange Commission (the "SEC") at http://www.sec.gov .

For more detailed information on this financing, please refer to our Form 8-K and related exhibits to be filed with the Securities and Exchange Commission on Tuesday, December 29, 2009.

"With the $3 million raised in this transaction and our current cash balance, we anticipate to further consolidate the valve industry in China through the acquisition of an identified target," said Mr. Siping Fang. "The dilution of common shares is minimized, and we expect to achieve our make good target in net income and earnings per share for 2009."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., and Tai Zhou Tai De Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

For more information, please contact:

China Valves Technology, Inc.
Ray Chen, VP of Investor Relations
Tel: +1-650-281-8375
        +86-139-2527-9478
Email: raychen@cvalve.net
Web: http://www.cvalve.com

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com